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                                                  Exhibit 4.23



                                August 9, 1996

Education Management Corporation
300 Sixth Avenue
Pittsburgh, PA 15222

Ladies and Gentlemen:

        This letter agreement (this "Agreement") confirms the agreement between the Education Management Corporation Employee Stock Ownership Trust (the "Trust") and Education Management Corporation, a Pennsylvania corporation (the "Company"), as contemplated by Section 2(e) of the Waiver and Modification Agreement, dated as of July 26, 1996, by and among the Company, the Trust, and the other parties named therein, with respect to, among other things, the Trust's acquisition of an aggregate of 1,188,470 shares of Class B Common Stock of the Company, par value $0.0001 per share (the "Shares"), from several management stockholders of the Company. The Trust, intending to be legally bound, hereby covenants to the Company that:

          (i) it will not, within the three-year period beginning on the date hereof, "dispose" (as that term is used in Section 4978(a) of the Internal Revenue Code of 1986, as amended (the "Code")), of any of the Shares if such disposition would result in the imposition of an excise tax on the Company under Section 4978 of the Code, unless (i) the Trust reasonably determines, upon the written advice of its outside legal counsel, that such disposition is necessary for the Trust to comply with any fiduciary duty imposed on the Trust by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Code, or (ii) such disposition is made as part of an acquisition in one or more transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares or other securities (as defined in Section 3(a)(10) of the Exchange Act) representing 50% or more of either (A) the shares of common stock of the Company or (B) the combined voting power of the securities of the Company entitled to vote generally in the election of directors, in each case calculated on a fully diluted basis in accordance with generally accepted accounting principles after giving effect to the acquisition, other than any acquisition by any shareholder of the Company as of the date of such acquisition or any group that consists solely of such shareholders; and
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          (ii)  it will, if the Company exercises its right of optional redemption under Article Fourth, Section A(6) of the Restated Articles of Incorporation of Education Management Corporation (the "Articles") with respect to the shares of Series A 10.19% Preferred Stock of the Company, par value $0.0001 per share ("Preferred Stock") then held by the Trust, and at the request of the Company, exercise its right under Article Fourth, Section A(5) of the Articles to convert such Preferred Stock into shares of Class A Common Stock of the Company, par value $0.0001 per share, and waive its right to all but two days' prior notice of redemption under Article Fourth, Section C of the Articles; provided, however, that (i) the obligation to make such conversion shall be contingent upon the consummation of an initial public offering of common stock by the Company,
     (2) the offering price per share (before underwriting discounts or commissions) sold in the initial public offering must equal or exceed (A) $6.57 plus accrued and unpaid dividends, if the offering is consummated prior to October 26, 1996 or (B) $6.48 plus accrued and unpaid dividends, if the offering is consummated thereafter (with such amounts in this clause
     (A) and (B) to be appropriately adjusted to take into account any stock splits, reverse stock splits or similar events with respect to the Company's capital stock as may occur after the date of this letter), and
     (3) the Trust shall not be required to convert such Preferred Stock or waive such notice if the Trust reasonably determines, upon the written advice of its outside legal counsel, that such conversion or waiver would cause the Trust to violate any fiduciary duty imposed on the Trust by ERISA or the Code.

        If the foregoing terms correctly reflect the understanding and agreement between the parties, please indicate your acceptance of these terms by executing this Agreement where indicated below.


                                Very truly yours,

                                MARINE MIDLAND BANK, not in its
                                corporate capacity, but solely in its
                                capacity as trustee, and on behalf, of the Education Management Corporation
                                Employee Stock Ownership Trust

                                By:
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                                Title:
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                                AGREED TO AND ACCEPTED:

                                EDUCATION MANAGEMENT CORPORATION

                                By:
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                                Title:
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